As filed with the Securities and Exchange Commission on January 20, 2011
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GENSPERA, INC.
(Exact name of issuer as specified in its charter)

DELAWARE	20-0438951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2511 N Loop 1604 W, Suite 204
San Antonio, TX 78258
(210) 479-8112
FAX (210) 479-8113
 (Address of Principal Executive Offices and Zip Code)

Amended and Restated 2007 Equity Compensation Plan
2009 Executive Compensation Plan
 (Full Title of Plan)

Agent for Service:
National Corporate Research
800 Brazos St., Suite 400
Austin, TX 78701
(Name and address of agent for service)

Tel: (800)-345-4647
 (Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to agent for service to:

Raul Silvestre, Esq.
Silvestre Law Group, P.C.
31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818) 597-7552
Fax (818) 597-7551

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	5,645,000	$1.95	(1)	$11,007,750	$1,278.00
Common Stock, par value $0.0001 per share (3)	200,000	$0.50	(2)	$100,000	$11.61
Common Stock, par value $0.0001 per share (4)	15,000	$1.00	(2)	$15,000	$1.74
Common Stock, par value $0.0001 per share (5)	775,000	$1.50	(2)	$1,162,500	$134.97
Common Stock, par value $0.0001 per share (6)	1,000,000	$1.65	(2)	$1,650,000	$191.57
Common Stock, par value $0.0001 per share (7)	63,000	$2.00	(2)	$126,000	$14.63
Common Stock, par value $0.0001 per share (8)	39,000	$2.14	(2)	$83,460	$9.69
Common Stock, par value $0.0001 per share (9)	38,000	$2.47	(2)	$93,860	$10.90
Total	7,775,000			$14,238,570	$1,653.10

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the last reported sale price on the OTC Bulletin Board on January 18, 2011.

(2)	Fee based on exercise price applicable to shares issuable upon exercise of warrants in accordance with Rule 457(h)(1) and (c).

(3)	Represents shares of Common Stock issuable upon the exercise (at a price of $0.50 per share) of outstanding options.

(4)	Represents shares of Common Stock issuable upon the exercise (at a price of $1.00 per share) of outstanding options.

(5)	Represents shares of Common Stock issuable upon the exercise (at a price of $1.50 per share) of outstanding options.

(6)	Represents shares of Common Stock issuable upon the exercise (at a price of $1.65 per share) of outstanding options.

(7)	Represents shares of Common Stock issuable upon the exercise (at a price of $2.00 per share) of outstanding options.

(8)	Represents shares of Common Stock issuable upon the exercise (at a price of $2.14 per share) of outstanding options.

(9)	Represents shares of Common Stock issuable upon the exercise (at a price of $2.47 per share) of outstanding options.

EXPLANATORY NOTE

GenSpera, Inc. (the “Company”, “we”, or “us”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 7,775,000 shares of common stock, $0.0001 par value per share, (“Common Stock”) that are issued or issuable under our:  (i) Amended and Restated 2007 Equity Compensation Plan (“2007 Plan”), and (ii) 2009 Executive Compensation Plan (“2009 Plan”) (collectively “Plans”).

This Registration Statement contains two parts.  The first part contains a resale prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 that covers resales of “restricted securities” and “control securities” (in each case, as defined in General Instruction C to Form S-8). This resale prospectus is to be used for reoffers and resales, on a continuous or delayed basis in the future, by certain officers, directors and employees of the Company of shares of common stock of the Company acquired under the Plan. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Stock Option Plan Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8 (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, officers or directors pursuant to Rule 428(b) under the Securities Act or additional information about the Plans and its administrator are available without charge by contacting:

GenSpera, Inc.
2511 N Loop 1604 W, Suite 204
San Antonio, TX 78258
(210) 479-8112
Attn:  Chief Executive Officer

REOFFER PROSPECTUS

GENSPERA, INC.

7,775,000 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale, from time to time, of 7,775,000 shares of our common stock, $0.0001 par value per share, by the selling stockholders.  The selling stockholders acquired such shares pursuant to grants, or will acquire such shares as a result of future awards/grants following the exercise of stock option awards previously granted, pursuant to GenSpera, Inc’s: (i) Amended and Restated 2007 Equity Compensation Plan (“2007 Plan”), and (ii) 2009 Executive Compensation Plan (“2009 Plan”)(collectively the “Plans”).  The selling stockholders may acquire additional shares of our common stock under the Plans.  The selling stockholders are not required to sell any shares of our common stock.

The shares of our common stock covered by this prospectus are “restricted securities” or “control securities” under the Securities Act of 1933, as amended, or the Securities Act.  This prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction.  Each stockholder that sells shares of our common stock pursuant to this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act.  If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares of common stock covered by this prospectus as principals, any profits received by such broker-dealers on the resales of shares may be deemed to be underwriting discounts or commissions under the Securities Act.

We will not receive any proceeds from sales of the shares of our common stock covered by this prospectus by any of the selling stockholders. The shares may be offered, from time to time, by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he, she or they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price.  See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the shares.  Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the selling stockholders.

Our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) and on the Pinksheets under the symbol “GNSZ.”  On January 18, 2011, the closing price of the Common Stock, as reported by the OTCBB, was $1.95 per share.  You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

Investing in our common stock involves risks. See “Risk Factors” on page 5 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This prospectus is dated January 20, 2011.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to “GenSpera,” “we,” “us,” “our” or “our company” refer to GenSpera, Inc.   Also, any reference to “common shares” or “common stock” refers to our $.0001 par value common stock.

Our Business

We are a pharmaceutical development stage company focused on the discovery and development of pro-drug cancer therapeutics, an emerging medical science. A pro-drug is an inactive precursor of a drug that is converted into its active form only at the site of the tumor.

Our business strategy is to develop a series of therapeutics based on our target-activated prodrug technology platform and bring them through Phase I/II clinical trials. At that point, we plan to license the rights to further development of the drug candidates to major pharmaceutical companies. We believe that major pharmaceutical companies see significant value in drug candidates that have passed one or more phases of clinical trials, and these organizations have the resources and expertise to finalize drug development and market the drugs.

We have developed and maintain a portfolio of patents and patent applications that form the proprietary base for our development efforts. We own or exclusively license eight (8) issued patents and four (4) patent pending applications. Our technology supports the creation of pro-drugs by attaching “masking/targeting agents” (agents that simultaneously mask the toxicity of the cytotoxin and help target the cytotoxin to the tumor) to the cytotoxin “12ADT”, and does so in a way that allows conversion of the pro-drug to its active form selectively at the site of tumors. We own patents that contain claims that cover 12ADT as a composition of matter.

Our primary development focus is our lead pro-drug candidate, G-202. We believe that we have validated G-202 as a drug candidate to treat various forms of solid tumors; including breast, urinary bladder, kidney and prostate cancer based on the ability of G-202 to cause tumor regression in animal models.   On January 19, 2010, we commenced our first Phase I Clinical Trial on G-202 at University of Wisconsin, Carbone Cancer Center in Madison, Wisconsin.  The second clinical site for the G-202 Phase I study, the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins University, enrolled its first patient on March 3, 2010.   We are currently conducting the Phase I study in refractory cancer patients (those who have relapsed after former treatments) with any type of solid tumors.  This strategy is intended to facilitate enrollment and perhaps give us a glimpse of safety across a wider variety of patients. We expect to enroll up to 30 patients in this Phase I study.  Although we have commenced the trials, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize G-202.

Corporate Organization

We were incorporated as a Delaware corporation in 2003.  Our principal executive offices are located at  2511 N Loop 1604 W, Suite 204, San Antonio, Texas, 78258, telephone number 210-479-8112.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

When used in this prospectus and in the documents incorporated by reference into this prospectus, the words "believes," "anticipates," "projects," "should," "estimates," "expects," and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and in Section 21F of the Securities and Exchange Act of 1934, as amended, or the Exchange Act.  Actual results may differ materially due to uncertainties including:

•	the development of our drug candidates, including when we expect to undertake, initiate and complete clinical trials of our product candidates;

•	the regulatory approval of our drug candidates;

•	our use of clinical research centers and other contractors;

•	our ability to sell, license or market any of our products;

•	our history of operating losses;

•	our ability to compete against other companies;

•	our ability to secure adequate protection for our intellectual property;

•	our ability to attract and retain key personnel;

•	our ability to obtain adequate financing;

•	the volatility of our stock price; and

•	The other factors described under “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated herein by reference.

Forward-looking statements are based on estimates as of the date of this prospectus. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this prospectus. You should carefully review the section entitled “Risk Factors” of this prospectus and the other risk factors set forth in our periodic and other filings with the SEC.

RISK FACTORS

An investment in our securities involves a high degree of risk.  Prospective investors should carefully consider the risks and uncertainties described below before deciding whether to invest in our securities together with all of the other information contained or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (as updated in our Quarterly Reports on Form 10-Q) which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. The occurrence of any of the risks described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot guarantee that we will successfully address these risks or other unknown risks that may affect our business.

In evaluating us, our business and any investment in our business, readers should carefully consider the following factors.

We are not profitable, may never be profitable and as a result of our limited operating history, you cannot rely upon our historical performance to make an investment decision.

Since inception in 2003 and through September 30, 2010, we have raised approximately $10,815,000 in capital.  During this same period, we have recorded accumulated losses totaling $12,766,728.  As of September 30, 2010, we had working capital of $3,768,257 and stockholders’ equity of $1,969,210. Our net losses for the two most recent fiscal years ended December 31, 2008 and 2009 have been $3,326,261 and $5,132,827, respectively. Since inception, we have generated no revenue.  We intend to develop our drug compounds through Phase I/II then license our drug compounds to third parties after Phase I/II clinical trials. It is expected that such third parties would then continue to develop, market, sell, and distribute the resulting products.  Even if we succeed in developing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our securities.

Our limited operating history means that there is a high degree of uncertainty in our ability to: (i) develop and commercialize our technologies and proposed products; (ii) obtain approval from the FDA; (iii) achieve market acceptance of our proposed product, if developed; (iv) respond to competition; or (v) operate the business, as management has not previously undertaken such actions as a company. No assurances can be given as to exactly when, if at all, we will be able to fully develop, license, commercialize, market, sell and derive material revenues from our proposed products in development.

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until, and unless, we receive approval from the FDA and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are G-202 and G-115 and none of these products are approved for sale by the FDA. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand and, potentially future offerings. Currently, we believe we have cash on hand to fund our operations until September 30, 2011.  However, changes may occur that would consume our available capital before that time, including changes in and progress of our development activities, acquisitions of additional product candidates and changes in regulation. Accordingly, we will need additional capital to fund our continuing operations. Since we do not generate any revenue, the most likely sources of such additional capital include private placements of our equity securities, including our common stock, debt financing or funds from a potential strategic licensing or collaboration transaction involving the rights to one or more of our product candidates. To the extent that we raise additional capital by issuing equity securities, our stockholders will likely experience dilution, which may be significant depending on the number of shares we may issue and the price per share. If we raise additional funds through collaborations and licensing arrangements, it may be necessary to relinquish some rights to our technologies, product candidates or products, or grant licenses on terms that are not favorable to us.  If we raise additional funds by incurring debt, we could incur significant interest expense and become subject to covenants in the related transaction documentation that could affect the manner in which we conduct our business.

However, we have no committed sources of additional capital and our access to capital funding is always uncertain. This uncertainty is exacerbated due to the current global economic turmoil, which has severely restricted access to the U.S. and international capital markets, particularly for biopharmaceutical and biotechnology companies. Accordingly, despite our ability to secure adequate capital in the past, there is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. If we fail to obtain the necessary additional capital when needed, we may be forced to significantly curtail our planned research and development activities, which will cause a delay in our drug development programs.

We will need to raise additional capital to continue operations.

We currently generate no cash. We have relied entirely on external financing to fund operations. Such financing has come primarily from the sale of our securities.  We have expended and will continue to expend substantial amounts of cash in the development, pre-clinical and clinical testing of our proposed products. We will require additional cash to conduct drug development, establish and conduct pre-clinical and clinical trials and for general working capital needs. We anticipate that we will require an additional $7 million in addition to $2.25 million in operating costs to take our lead drug through Phase II clinical evaluations, which is currently anticipated to occur in the fourth quarter of 2012.

As of September 30, 2010, we had cash on hand of approximately $3,901,000 which we anticipate will fund our operations through September of 2011.  Presently, the Company has an average monthly cash burn rate of $298,000. Assuming monies are available from future financings, we will expend an additional $225,000 per month through the first three quarters of 2011 in the development of G-115.

Accordingly, we will need to raise additional capital to fund anticipated operating expenses after October of 2011. In the event we are not able to secure financing, we may have to delay, reduce the scope of or eliminate one or more of our research, development or commercialization programs or product launches or marketing efforts.  Any such change may materially harm our business, financial condition and operations.

We cannot assure you that financing whether from external sources or related parties, will be available if needed. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund operations and planned growth, develop or enhance our technologies, take advantage of business opportunities or respond to competitive market pressures.

Raising needed capital may be difficult as a result of our limited operating history.

When making investment decisions, investors typically look at a company’s historical performance in evaluating the risks and operations of the business and the business’s future prospects. Our limited operating history makes such evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. If we are unable to secure such additional finance, we may need to cease operations.

We may not be able to commercially develop our technologies.

We have concentrated our research and development on our pro-drug technologies.  Our ability to generate revenue and operate profitably will depend on our being able to develop these technologies for human applications. Our technologies are primarily directed toward the development of cancer therapeutic agents. We cannot guarantee that the results obtained in the pre-clinical and clinical evaluation of our therapeutic agents will be sufficient to warrant approval by the FDA. Even if our therapeutic agents are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing therapeutic modalities such that they will be adopted by the medical community. Without significant adoption by the medical community, our agents will have limited commercial potential which could harm our ability to generate revenues, operate profitably or remain a viable business.

 Inability to complete pre-clinical and clinical testing and trials will impair our viability.

In the first quarter of 2010, we commenced our first clinical trials of G-202 at the University of Wisconsin, Carbone Cancer Center in Madison Wisconsin and at the Sydney Kimmel Comprehensive Cancer Center at Johns Hopkins University.   Although we have commenced our clinical trials, the outcome of the trials is uncertain and, if we are unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, we will be unable to commercialize our proposed products. No assurances can be given that our clinical trials will be successful. The failure of such trials could delay or prevent regulatory approval and could harm our ability to generate revenues, operate profitably or remain a viable business.

Future financing will result in dilution to existing stockholders.

We will require additional financing in the future. We are authorized to issue 80 million shares of common stock and 10 million shares of preferred stock. Such securities may be issued without the approval or consent of our stockholders. The issuance of our equity securities in connection with a future financing will result in a decrease of our current stockholders’ percentage ownership.

We depend on Craig A. Dionne, PhD, our Chief Executive Officer, and Russell Richerson, PhD, our Chief Operating Officer, for our continued operations.

We only have 2 full time employees.  The loss of either Craig A. Dionne, PhD, our Chief Executive Officer, or Russell Richerson, PhD, our Chief Operating Officer, would be detrimental to us. Although we have entered into employment agreements with Messrs. Dionne and Richerson, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment by Messrs. Dionne or Richerson could have a materially adverse effect on our business.  Further, as part of their employment agreements, Messrs. Dionne and Richerson agreed to not compete with us for a certain amount of time following the termination of their employment.  Once the applicable time of these provisions expires, Messrs. Dionne and Richerson may be employed by a competitor of ours in the future.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with each of Craig Dionne, our President and Chief Executive Officer and Russell Richerson, our Chief Operating Officer.  In the event we terminate the employment of any of these executives, we experience a change in control, or in certain cases, if such executives terminate their employment with us, such executives will be entitled to receive certain severance and related payments.  Additionally, in such instance, certain securities held by Messrs. Dionne and Richerson will become immediately vested and exercisable.  Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and accordingly, our ability to execute our business plan which could have a materially adverse effect to our business.  Also, these provisions may discourage potential takeover attempts.

We will require additional personnel to execute our business plan.

Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing and marketing, may require the addition of new management personnel and the development of additional expertise by existing management. There is intense competition for qualified personnel in such areas.  There can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

Our competitors have significantly greater experience and financial resources.

We compete against numerous companies, many of which have substantially greater financial and other resources than us. Several such enterprises have research programs and/or efforts to treat the same diseases we target. Companies such as Merck and Ipsen, as well as others, have substantially greater resources and experience than we do and are situated to compete with us effectively.  As a result, our competitors may bring competing products to market that would result in a decrease in demand for our product, if developed, which could have a materially adverse effect on the viability of the company.

We are dependent upon third-parties to develop our product candidates, and such parties are, to some extent, outside of our control.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We intend to rely exclusively upon the third-party FDA-approved manufacturers and suppliers for our products.

We currently have no internal manufacturing capability, and will rely exclusively on FDA-approved licensees, strategic partners or third party contract manufacturers or suppliers. Should we be forced to manufacture our products, we cannot give you any assurance that we will be able to develop internal manufacturing capabilities or procure third party suppliers. In the event we seek third party suppliers, they may require us to purchase a minimum amount of materials or could require other unfavorable terms. Any such event would materially impact our prospects and could delay the development and sale of our products. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers that we select will be able to supply our products in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications.

Our business is dependent upon securing sufficient quantities of a natural product that currently grows in very specific locations outside of the United States.

The therapeutic component of our products, including our lead compound G-202, is referred to as 12ADT. 12ADT functions by dramatically raising the levels of calcium inside cells, which leads to cell death. 12ADT is derived from a material called thapsigargin. Thapsigargin is derived from the seeds of a plant referred to as Thapsia garganica which grows along the coastal regions of the Mediterranean Sea. We currently secure the seeds from Thapsibiza, SL, a third party supplier. There can be no assurances that the countries from which we can secure Thapsia garganica will continue to allow Thapsibiza, SL to collect such seeds and/or to do so and export the seeds derived from Thapsia garganica to the United States. In the event we are no longer able to import these seeds, we will not be able to produce our proposed drug and our business will be adversely affected.

Our current manufacturing process requires acetonitrile.

The current manufacturing process for our compounds requires the common solvent acetonitrile. Beginning in late 2008, there was a worldwide shortage of acetonitrile for a variety of reasons. We observed that during that period of time the available supply of acetonitrile was of variable quality, some of which is not suitable for our purposes.  If we are unable to successfully change our manufacturing methods to avoid the reliance upon acetonitrile, we may incur prolonged production timelines and increased production costs if an acetonitrile shortage was to reoccur. In an extreme case this situation could adversely affect our ability to manufacture our compounds altogether, thus significantly impacting our future operations.

In order to secure market share and generate revenues, our proposed products must be accepted by the health care community.

Our proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize them. We are attempting to develop products that will likely be first approved for marketing in late stage cancer where there is no truly effective standard of care. If approved for use in late stage, the drugs will then be evaluated in earlier stage where they would represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. It is too early in the development cycle of the drugs for us to accurately predict our major competitors.  Nonetheless, the degree of market acceptance of any of our developed products will depend on a number of factors, including:

•	our demonstration to the medical community of the clinical efficacy and safety of our proposed products;

•	our ability to create products that are superior to alternatives currently on the market;

•	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

•	the reimbursement policies of government and third-party payors.

If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business will be materially harmed.

We may be required to secure land for cultivation and harvesting of Thapsia garganica.

We believe that we can satisfy our needs for clinical development of G-202 through completion of Phase III clinical studies from Thapsia garganica that grows naturally in the wild.  In the event G-202 is approved for commercial marketing, our current supply of Thapsia garganica may not be sufficient for the anticipated demand.  We estimate that in order to secure sufficient quantities of Thapsia garganica for the commercialization of a product comprising G-202, we will need to secure approximately 100 acres of land to cultivate and grow Thapsia garganica. We anticipate the cost to lease such land would be $40,000 per year but have not yet fully assessed what other costs would be associated with a full-scale farming operation. There can be no assurances that we can secure such acreage, or that even if we are able to do so, that we could adequately grow sufficient quantities of Thapsia garganica to satisfy any commercial objectives that involve G-202. Our inability to secure adequate seeds will result in us not being able to develop and manufacture our proposed drug and will adversely impact our business.

Thapsia garganica and Thapsigargin can cause severe skin irritation.

It has been known for centuries that the plant Thapsia garganica can cause severe skin irritation when contact is made between the plant and the skin.  In 1978, thapsigargin was determined to be the skin-irritating component of the plant Thapsia garganica. The therapeutic component of our products, including our lead product G-202, is derived from thapsigargin. We obtain thapsigargin from the above-ground seeds of Thapsia garganica. These seeds are harvested by hand and those conducting the harvesting must wear protective clothing and gloves to avoid skin contact. Although we obtain the seeds from a third-party contractor located in Spain, and although the contractor has contractually waived any and all liability associated with collecting the seeds, it is possible that the contractor or those employed by the contractor may suffer medical issues related to the harvesting and subsequently seek compensation from us via, for example, litigation.  No assurances can be given, despite our contractual relationship with the third party contractor, that we will not be the subject of litigation related to the harvesting.

The synthesis of 12ADT must be conducted in special facilities.

There are a limited number of manufacturing facilities qualified to handle and manufacture therapeutic toxic agents and compounds. This limits the potential number of possible manufacturing sites for our therapeutic compounds derived from Thapsia garganica.   No assurances can be provided that these facilities will be available for the manufacture of our therapeutic compounds under our time schedules or within the parameters of our manufacturing budget. In the event facilities are not available for manufacturing our therapeutic compounds, our business and future prospects will be adversely affected.

Our therapeutic compounds have not been subjected to large scale manufacturing procedures.

To date, G-202 and G-115 have only been manufactured at a scale adequate to supply early stage clinical trials. There can be no assurances that the current procedure for manufacturing G-202 and G-115 will work at a larger scale adequate for commercial needs.  In the event our therapeutic compounds cannot be manufactured in sufficient quantities, our future prospects could be significantly impacted.

We face product liability risks and may not be able to obtain adequate insurance to protect us against losses.

We currently have no products that have been approved for commercial sale. However, the current and future use of our product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. These claims might be made directly by consumers or healthcare providers or indirectly by pharmaceutical companies, or others selling such products. We may experience financial losses in the future due to product liability claims. We have obtained limited general commercial liability insurance coverage for our clinical trials.  However, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against all losses. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be impaired.

Risks Relating to Intellectual Property and Government Regulation

We may not be able to withstand challenges to our intellectual property rights.

We rely on our intellectual property, including our issued and applied for patents, as the foundation of our business. Our intellectual property rights may come under challenge.  No assurances can be given that, even if issued, our patents will survive claims alleging invalidity or infringement on other patents. The viability of our business will suffer if such patent protection becomes limited or is eliminated.

We may not be able to adequately protect our intellectual property.

Considerable research with regard to our technologies has been performed in countries outside of the United States. The laws protecting intellectual property in some of those countries may not provide protection for our trade secrets and intellectual property.  If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue. At present, we are not aware of any infringement of our intellectual property. In addition to our patents, we rely on confidentiality and assignment of invention agreements to protect our intellectual property. These agreements provide for contractual remedies in the event of misappropriation.  We do not know to what extent, if any, these agreements and any remedies for their breach will be enforced by a court. In the event our intellectual property is misappropriated or infringed upon and an adequate remedy is not available, our future prospects will greatly diminish.

Our proposed products may not receive FDA approval.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, pre-clinical and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity and novelty of the proposed product.  Although we began the G-202 Phase I clinical trial on January 19, 2010, we cannot assure you that we will successfully complete the trial.  Further, we cannot yet accurately predict when we might first submit any product license application for FDA approval or whether any such product license application would be granted on a timely basis, if at all.   Any delay in obtaining, or failure to obtain, such approvals could have a materially adverse effect on the commercialization of our products and the viability of the company.

Risks Relating To Our Common Stock

There is no well established public market for our securities.

On September 18, 2009, our common shares began quotation on the Over-the-Counter Bulletin Board (“OTCBB”) and Pinksheets.  The shares were initially sporadic traded and as a result, we did not consider that a public market for our securities existed.  Commencing in the first quarter of 2010, our common shares began trading regularly but with limited volume.   Accordingly, although technically a limited public market for our securities now exists, it is still relatively illiquid.  Any prospective investor in our common stock should consider the limited market when making an investment decision as our securities are still relatively illiquid.    No assurances can be given that the trading volume of our common shares will increase or that a liquid public market will ever materialize.   Additionally, due to the limited trading volume, it may be difficult for an investor to sell shares.

Our stock price may be particularly volatile because we are a drug development company.

The market prices for securities of biotechnology companies in general, and early-stage drug development companies in particular, have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•	the development status of our drug candidates, particularly the results of our clinical trials of G-202;

•	market conditions or trends related to the biotechnology and pharmaceutical industries, or the market in general;

•	announcements of technological innovations, new commercial products, or other material events by our competitors or us;

•	disputes or other developments concerning our proprietary rights;

•	changes in, or failure to meet, securities analysts’ or investors’ expectations of our financial performance;

•	additions or departures of key personnel;

•	discussions of our business, products, financial performance, prospects, or stock price by the financial and scientific press and online investor communities such as chat rooms;

•
public concern as to, and legislative action with respect to, testing or other research areas of biopharmaceutical companies, the pricing and availability of prescription drugs, or the safety of drugs;

•	regulatory developments in the United States or foreign countries; and

•	economic and political factors.

In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become subject to this type of litigation, which is often extremely expensive and diverts management’s attention.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies.  These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (“Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming and more burdensome. As a result, management will be required to devote more time to compliance which could result in a reduced focus on the development thereby adversely affecting the Company’s development activities. Also, the increased costs will require the Company to seek financing sooner that it may otherwise have had to.

Starting in 2007, Section 404 requires a company’s management to assess the company’s internal control over financial reporting annually and include a report on such assessment in our annual report filed with the SEC.  Section 404(b) is not applicable to smaller reporting companies.  Presently we qualify as a smaller reporting company under Section 404(b) and, accordingly, our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management's assessment of the design and the operating effectiveness of such internal controls.  In the event we cease to qualify as a smaller reporting company, we will be required to expand substantial capital in connection with compliance.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.  To mitigate the current limited resources and limited employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we grow, we expect to increase our number of employees, which will enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30th, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15th, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from potential future revenue generating activities to compliance activities which could have an adverse effect on our business.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which currently trades on the OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any legal action based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not intend to pay cash dividends.

We do not anticipate paying cash dividends in the foreseeable future. Accordingly, any gains on your investment will need to come through an increase in the price of our common stock.  The lack of a market for our common stock makes such gains highly unlikely.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 80,000,000 common and 10,000,000 “blank check” preferred shares. Blank check preferred shares provide the board of directors broad authority to determine voting, dividend, conversion, and other rights. As of September 30, 2010, we have issued and outstanding 17,604,465 common shares and we have 14,136,170 common shares reserved for future grants under our equity compensation plans and issuances upon the exercise of current outstanding options, warrants and convertible securities. Accordingly, we will be entitled to issue up to 48,259,365 additional common shares and 10,000,000 additional preferred shares. Our board may generally issue those common and preferred shares, or options or warrants to purchase those shares, without further approval by our shareholders.  Any preferred shares we may issue will have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development and marketing plans. It is also likely that we will be required to issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our various stock plans. The issuance of additional securities may cause substantial dilution to our shareholders.

Our Officers and Scientific Advisors beneficially own approximately 37% of our outstanding common shares.

Our Officers and Scientific Advisors own approximately 37% of our issued and outstanding common shares. As a consequence of their level of stock ownership, the group will substantially retain the ability to elect or remove members of our board of directors, and thereby control our management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions any of which may be in opposition to the best interest of the other shareholders and may negatively impact the value of your investment.

Provisions in Delaware law and executive employment agreements may prevent or delay a change of control

We are subject to the Delaware anti-takeover laws regulating corporate takeovers.  These anti-takeover laws prevent Delaware corporations from engaging in a merger or sale of more than 10% of its assets with any stockholder, including all affiliates and associates of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s assets unless:

•	the Board of Directors approved the transaction in which the stockholder acquired 15% or more of the corporation’s assets;

•
after the transaction in which the stockholder acquired 15% or more of the corporation’s assets, the stockholder owned at least 85% of the corporation’s outstanding voting stock, excluding shares owned by directors, officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•	on or after this date, the merger or sale is approved by the Board of Directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the stockholder.

A Delaware corporation may opt out of the Delaware anti-takeover laws if its certificate of incorporation or bylaws so provide. We have not opted out of the provisions of the anti-takeover laws. As such, these laws could prohibit or delay mergers or other takeover or change of control of GenSpera and may discourage attempts by other companies to acquire us.

In addition, employment agreements with certain executive officers provide for the payment of severance and acceleration of the vesting of options and restricted stock in the event of termination of the executive officer following a change of control of GenSpera.  These provisions could have the effect of discouraging potential takeover attempts.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 7,775,000 shares of our common stock held or to be acquired by the stockholders named in the tables below (“Selling Stockholders”) following the exercise of awards previously granted or to be granted pursuant to our Plans or as a result of restricted stock grants.  The Selling Stockholders may acquire additional shares of our common stock under the Plans.  The selling stockholders may resell any or all of the shares of our common stock, when issued, subject to vesting conditions in some cases, while this prospectus is effective.  See “Plan of Distribution.”

Officers and directors, their family members, trusts for their benefit, or entities that they control, that acquire common stock under our benefit plans may be added to the selling stockholder list below by a prospectus supplement filed with the SEC. The number of shares of our common stock available to be sold by any selling stockholder under this prospectus also may be increased or decreased by a prospectus supplement, subject to the aggregate number of shares included within this prospectus. Although a person’s name is included in the table below, neither that person nor we are making an admission that the named person is our “affiliate.” Each selling stockholder will receive all of the net proceeds from the sale of his or her shares covered by this prospectus.

The following table identifies each selling stockholder of the Company and sets forth, based on the information available to us on January 14, 2011, (i) the name and relationship to us of each selling stockholder; (ii) the number of shares of common stock outstanding that, to our knowledge, are beneficially owned by such selling stockholder; (iii) the number of shares of common stock are available to be sold by such selling stockholder; and (iv) the number of shares of common stock that will be owned by such selling stockholder and the percentage, if 1% or more, of common stock outstanding that such shares will represent after the completion of this offering.

		Common Shares Owned Before Sale (1)						Common Shares Owned After Sale (2)
Name	Position	Held Outright	Convertible Securities(3)	Amount	% of class	Shares being registered		Amount	% of Class
Craig Dionne	CEO/CFO/Chairman/Director	2,464,749	896,373	3,361,122	18.2%	1,026,087	(4)	2,335,035	12.4%
Russell B. Richerson	COO	942,392	512,500	1,454,892	8.03%	792,392	(5)	662,500	3.6%
Scott V. Ogilvie	Director	-	153,000	153,000	*	153,000		-	*
Bo Jesper Hansen	Director	-	44,000	44,000	*	63,000		-	*
Richard P. Burgoon, Jr.	Former Director	428,812	-	428,812	2.44%	100,000		328,812	1.87%
John M. Farah, Ph.D.	Former Director	-	139,000	139,000	*	139,000		-	*

(1)
Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 17,604,465 common shares outstanding as of January 14, 2011.

(2)	Assumes the sale of all common shares being registered pursuant to this registration statement.

(3)	Includes shares underlying Options, Warrants and Convertible Debentures.

(4)	Represents: (i) 1,000,000 shares underling common stock purchase options, and (ii) 26,087 restricted shares.

(5)	Represents: (i) 775,000 shares underling common stock purchase options, and (ii) 17,392 restricted shares.

Resale Restrictions

The amount of securities to be offered or resold by means of the reoffer prospectus by each Selling Stockholder, and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed the amount specified in Rule 144(e) of the Securities Act of 1933, as amended, during the preceding three months of the greater of:

•	1% of the number of shares of our common stock then outstanding; or

•
the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, assuming that our common stock is trading at such time.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

DESCRIPTION OF SECURITIES

General

As of September 30, 2010, our authorized capital stock consisted of:

•	80,000,000 shares of common stock, par value $0.0001; and

•	10,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of September 30, 2010, 17,604,465 shares of common stock were issued and outstanding and 0 shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporation Law, as amended, or the DGCL.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of warrants, each of which is filed as an exhibit to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

INTEREST OF NAMED EXPERT AND COUNSEL

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, are the beneficial owners of 225,000 shares of our common stock and options and/or warrants to purchase 165,000 shares.

The financial statements as of December 31, 2009 and 2008 and for each interim period since December 31, 2009, included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of RBSM LLP, our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-8.  The prospectus is prepared in accordance with the requirements of Part I of Form S-3 and General Instruction C of the instructions to Form S-8.  The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC.  This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC.

The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information.  For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	Our Annual Report on Form 10-K and with the Commission on March 31, 2010, for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 14, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 13, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 12, 2010;

•	Our Current Report on Form 8-K filed on May 25, 2010 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01);

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to:

GenSpera, Inc.
2511 N Loop 1604 W, Suite 204
San Antonio, TX 78258
(210) 479-8112
Attn:  Chief Executive Officer

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”) and we file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any material that we file with the Securities and Exchange Commission at the Public Reference Section, at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov  that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form S-8 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

7,775,000 Shares

GENSPERA, Inc.
Common Stock
PROSPECTUS

January 20, 2011

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-K and with the Commission on March 31, 2010, for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, filed on May 14, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010, filed on August 13, 2010;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed on November 12, 2010;

•	Our Current Report on Form 8-K filed on May 25, 2010 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01);

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.

Item 4.    Description of Securities.

General

As of September 30, 2010, our authorized capital stock consisted of:

•	80,000,000 shares of common stock, par value $0.0001; and

•	10,000,000 shares of “blank check” preferred stock, par value $0.0001.

As of September 30, 2010, 17,604,465 shares of common stock were issued and outstanding and 0 shares of preferred stock were issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Delaware General Corporation Law, as amended, or the DGCL.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation, bylaws and form of warrants, each of which is filed as an exhibit to this registration statement.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our certificate of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”).  Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Item 5.  Interest of Named Experts and Counsel

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, are the beneficial owners of 225,000 shares of our common stock and options and/or warrants to purchase 165,000 shares.

Item 6.  Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits

The Exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, GenSpera, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas on the 20th day of January, 2011.

GENSPERA, INC.

By:
/s/ Craig Dionne
Craig Dionne
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig Dionne, Chief Executive Officer, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this amended registration statement (including further post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ CRAIG DIONNE	Chief Executive Officer, President and Director	January 20, 2011
Craig Dionne	(Principal Executive Officer)

/S/ CRAIG DIONNE	Chief Financial Officer	January 20, 2011
Craig Dionne	(Principal Financial and Accounting Officer)

/S/ BO JESPER HANSEN MD PHD	Director	January 20, 2011
Bo Jesper Hansen MD PHD

/S/ SCOTT OGILVIE	Director	January 20, 2011
Scott Ogilvie

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
4.01**	Amended and Restated GenSpera 2007 Equity Compensation Plan adopted on January 6, 2010		8-K	4.01	333-153829	1/11/10

4.02**	Form of 2007 Equity Compensation Plan Option Grant and 2009 Executive Compensation Plan Option Grant		8-K	4.02	333-153829	9/09/09

4.03**	Form of 2007 Equity Compensation Plan Restricted Stock Grant and 2009 Executive Compensation Plan Restricted Stock Grant	*

5.01	Opinion of Silvestre Law Group, P.C.	*

23.01	Consent of RBSM LLP	*

23.02	Consent of Silvestre Law Group, APLC (contained in opinion filed as Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney – Included on the signature page	*

**Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.